                                                                     EXHIBIT 4.2





                                 ALLWASTE, INC.

                   DEFERRED COMPENSATION PLAN TRUST AGREEMENT

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I - GENERAL TRUST PROVISIONS  . . . . . . . . . . . . . . . . . . . .  2
       1.1    ESTABLISHMENT OF TRUST  . . . . . . . . . . . . . . . . . . . .  2
       1.2    SEPARATE SUB-TRUSTS   . . . . . . . . . . . . . . . . . . . . .  2
       1.3    TRUST IRREVOCABLE   . . . . . . . . . . . . . . . . . . . . . .  2
       1.4    NON-ALIENATION  . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.5    ACCEPTANCE BY TRUSTEE   . . . . . . . . . . . . . . . . . . . .  2

ARTICLE II - GENERAL DUTIES OF THE PARTIES  . . . . . . . . . . . . . . . . .  3
       2.1    GENERAL DUTIES OF THE COMPANY AND THE TRUSTEE   . . . . . . . .  3
       2.2    ADDITIONAL GENERAL DUTIES OF TRUSTEE  . . . . . . . . . . . . .  4

ARTICLE III - INVESTMENT, ADMINISTRATION AND DISBURSEMENT
              OF TRUST FUND   . . . . . . . . . . . . . . . . . . . . . . . .  4
       3.1    INVESTMENT OF TRUST FUND  . . . . . . . . . . . . . . . . . . .  4
       3.2    VALUATION OF TRUST FUND.  . . . . . . . . . . . . . . . . . . .  6
       3.3    ADDITIONAL INVESTMENT POWERS OF TRUSTEE   . . . . . . . . . . .  6
       3.4    ADMINISTRATIVE POWERS OF TRUSTEE  . . . . . . . . . . . . . . .  7
       3.5    DEALINGS WITH TRUSTEE   . . . . . . . . . . . . . . . . . . . .  8
       3.6    DISTRIBUTIONS FROM TRUST FUND   . . . . . . . . . . . . . . . .  8

ARTICLE IV - SETTLEMENT OF ACCOUNTS . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE V - TAXES, EXPENSES AND COMPENSATION OF TRUSTEE . . . . . . . . . . . 11
       5.1    TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       5.2    EXPENSES AND COMPENSATION   . . . . . . . . . . . . . . . . . . 11

ARTICLE VI - FOR PROTECTION OF TRUSTEE  . . . . . . . . . . . . . . . . . . . 11
       6.1    COMMUNICATIONS WITH THE COMPANY, THE PLAN ADMINISTRATOR
              AND THE MEMBERS   . . . . . . . . . . . . . . . . . . . . . . . 12
       6.2    ADVICE OF COUNSEL   . . . . . . . . . . . . . . . . . . . . . . 12
       6.3    FIDUCIARY RESPONSIBILITY  . . . . . . . . . . . . . . . . . . . 12

ARTICLE VII - INDEMNITY OF TRUSTEE  . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE VIII - RESIGNATION AND REMOVAL OF TRUSTEE . . . . . . . . . . . . . . 14
       8.1    RESIGNATION OF TRUSTEE  . . . . . . . . . . . . . . . . . . . . 14
       8.2    REMOVAL OF TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . 15
       8.3    SUCCESSOR TRUSTEE   . . . . . . . . . . . . . . . . . . . . . . 15

       8.4    TRANSFER OF TRUST FUND TO SUCCESSOR   . . . . . . . . . . . . . 15

ARTICLE IX - DURATION AND TERMINATION OF TRUST AND AMENDMENT  . . . . . . . . 15
       9.1    DURATION AND TERMINATION  . . . . . . . . . . . . . . . . . . . 15
       9.2    DISTRIBUTION UPON TERMINATION   . . . . . . . . . . . . . . . . 16
       9.3    AMENDMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE X - CLAIMS OF COMPANY'S CREDITORS . . . . . . . . . . . . . . . . . . 16
       10.1   INSOLVENCY OF COMPANY   . . . . . . . . . . . . . . . . . . . . 17
       10.2   TRUSTEE'S RESPONSIBILITIES IF COMPANY MAY BE INSOLVENT  . . . . 17
       10.3   TRUST RECOVERY OF PAYMENTS TO CREDITORS   . . . . . . . . . . . 18

ARTICLE XI - ADOPTING ENTITIES  . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE XII - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 18
       12.1   LAWS OF THE STATE OF TEXAS TO GOVERN  . . . . . . . . . . . . . 18
       12.2   TITLES AND HEADINGS NOT TO CONTROL  . . . . . . . . . . . . . . 18
       12.3   CHANGE IN CONTROL   . . . . . . . . . . . . . . . . . . . . . . 18
       12.4   SUCCESSORS AND ASSIGNS  . . . . . . . . . . . . . . . . . . . . 21
       12.5   CONTROLLING DOCUMENT  . . . . . . . . . . . . . . . . . . . . . 21

                                 ALLWASTE, INC.
                   DEFERRED COMPENSATION PLAN TRUST AGREEMENT


       THIS AGREEMENT AND DECLARATION OF TRUST, made this ______ day of _____________________, 1997, by and between ALLWASTE, INC. and Texas Commerce Bank, National Association (hereinafter referred to as the "TRUSTEE").

       WHEREAS, ALLWASTE, INC. has established the ALLWASTE, INC. DEFERRED COMPENSATION PLAN (hereinafter referred to as the "PLAN") for the benefit of certain individuals who are eligible for benefits under the terms of the Plan (such individuals being referred to herein as the "MEMBERS"), which Plan provides for the payment of certain deferred compensation benefits (the "BENEFITS") to the Members and the beneficiaries of the respective Members who may become entitled to any payments under the terms of the Plan in the event of the Member's death ("BENEFICIARIES"); and

       WHEREAS, other adopting entities may adopt the Plan (such other adopting entities, if any, along with ALLWASTE, INC. hereinafter referred to as the "COMPANY," jointly and severally); and

       WHEREAS, the Plan contemplates that the Company will pay the entire cost of the Benefits from its general assets; and

       WHEREAS, ALLWASTE, INC. desires to establish the ALLWASTE, INC. DEFERRED COMPENSATION PLAN TRUST AGREEMENT (the "TRUST") to aid the Company in meeting the obligations under the Plan; and

       WHEREAS, the Trust is intended to be a "grantor trust" with the corpus and income of the Trust treated as assets and income of the Company for federal income tax purposes; and

       WHEREAS, the Company intends that the assets of the Trust shall at all times be subject to the claims of general creditors of the Company as provided in Article X; and

       WHEREAS, the Company intends that the existence of the Trust shall not alter the characterization of the Plan as "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall not be construed to provide income to any Member prior to actual payment of Benefits under the Plan; and

       WHEREAS, under the Trust, the Trustee covenants that it will hold all property which it may receive hereunder, IN TRUST, for the uses and purposes and upon the terms and conditions hereinafter stated;

       NOW, THEREFORE, the parties hereto adopt this Trust Agreement, effective February 15, 1997, and agree, as follows:

                                   ARTICLE I

                            GENERAL TRUST PROVISIONS

       1.1 ESTABLISHMENT OF TRUST. Allwaste, Inc. hereby adopts the Trust Agreement, establishing the Trust with the Trustee, consisting of such sums of money and other property acceptable to the Trustee as from time to time shall be paid or delivered to the Trustee by the Company. All such money and other property, all investments and reinvestments made therewith or proceeds thereof and all earnings and profits thereon, less all payments and charges as authorized herein, shall constitute the "TRUST FUND." The Trust Fund shall at all times be subject to the claims of general creditors of the Company as provided in Article X. No Member or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund prior to the time such assets are paid to such Member or Beneficiary as Benefits.

       1.2 SEPARATE SUB-TRUSTS. Contrary provisions of the Trust notwithstanding, except as provided in Article XI, the provisions of the Trust shall apply separately and equally to Allwaste, Inc. and to each adopting entity that has entered into this Trust Agreement pursuant to Article XI. Each Company shall bear the cost of providing Benefits for its own Members and their Beneficiaries, and the portion of the Trust Fund attributable to the contributions of each Company shall be available only to provide benefits to such Company's Members and their Beneficiaries or to satisfy claims of such Company's Bankruptcy Creditors in the event such Company becomes Insolvent (as such terms are defined in Section 10.1).

       1.3 TRUST IRREVOCABLE. The Trust shall be irrevocable and shall be held for the exclusive purpose of providing benefits under the Plan to Members and their Beneficiaries and defraying expenses of the Trust in accordance with the provisions of this Trust Agreement. Except as provided in Sections 3.6(c) and 3.6(d) and Articles IX and X hereof, no part of the income or corpus of the Trust Fund shall be recoverable by or for the Company.

       1.4 NON-ALIENATION. No right or interest to receive benefits from the Trust may be assigned, sold, anticipated, alienated or otherwise transferred by any Member or Beneficiary.

       1.5 ACCEPTANCE BY TRUSTEE. The Trustee accepts the Trust established under this Trust Agreement on the terms and subject to the provisions set forth herein, and it agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon it under this Trust Agreement.

                                   ARTICLE II

                         GENERAL DUTIES OF THE PARTIES

       2.1    GENERAL DUTIES OF THE COMPANY AND THE TRUSTEE.

              (a) The Company has provided or will provide the Trustee with a copy of the Plan and shall provide the Trustee with a copy of any amendment to the Plan promptly upon its adoption. The Plan, as of the date of execution of this Trust Agreement, is hereby incorporated by reference into and shall form a part of this Trust Agreement as fully as if set forth herein verbatim. Any amendment to the Plan shall also be incorporated by reference into and form a part of this Trust Agreement, effective as of the effective date of such amendment. Schedule A to this Trust Agreement sets forth the name and mailing address of each Member entitled to receive Benefits, the Beneficiaries, if any, designated by each Member, each Member's aggregate balance ("ACCOUNT BALANCE") in the accounts maintained under the Plan on his behalf, and each Member's vested rights ("Vested Interest") in his Account Balance. Such Schedule (as amended from time to time as provided herein) is hereinafter referred to as the "BENEFIT SCHEDULE." The Company shall be responsible for notifying the Trustee of any changes in the information set forth on the Benefit Schedule, including, but not limited to, the addition of new Members and a change in the mailing address of a Member.

              (b) Subject to the provisions of Section 2.1(c), the Trustee shall keep the Benefit Schedule accurate and current based entirely upon information provided by the administrator established pursuant to the Plan (the "PLAN ADMINISTRATOR"), including but not limited to, preparing within 90 days of the Company's fiscal year end a completely updated Benefit Schedule as of such fiscal year end in order to permit distributions from the Trust Fund to be made in accordance with the provisions of Section 3.6. The Company shall keep accurate books and records with respect to the eligibility of individuals to participate in the Plan and the Benefits payable under the Plan, and shall provide such information to the Trustee and any independent third party referred to in the immediately preceding sentence and shall also provide access to such books and records at such time or times as the Trustee shall reasonably request.

              (c) If, at any time, the Company fails or refuses to give the Trustee data or access to such books and records in accordance with Section 2.1(b), the Trustee shall deliver a written request to the Company to provide access to books and records of the Company and to provide such data as required in accordance with Section 2.1(b). If the Company fails or refuses to comply with the Trustee's written request pursuant to the preceding sentence prior to the expiration of thirty days from the date of delivery thereof by the Trustee, the Trustee shall, after ten days written notice to the Company, immediately pay to each Member an amount equal to such Member's Vested Interest in his Account Balance as set forth on the most recent Benefit Schedule, reduced by any taxes to be withheld pursuant to Section 3.6. Such payment shall be made in accordance with the provisions of Section 3.6. For this purpose, the Company shall be deemed to have complied with the Trustee's written request if, in the Trustee's judgment, it shall have substantially complied at the end of the thirty-day period and is endeavoring in good faith to complete compliance without delay.

              (d) The Plan Administrator shall notify each Member and Beneficiary of a then deceased Member in writing of any changes in the Benefit Schedule with respect to such Member or Beneficiary. The Trustee shall notify all Members and such Beneficiaries of any failure of the Company to provide information required in this Section 2.1.

              (e) It is intended that Benefits payable to Members shall be determined under the provisions of the Plan and shall be calculated under the provisions of the Plan as of the date of payment. The Company shall contribute such amounts to the Trust Fund so as to provide the Benefits under the Plan. Payment of Benefits shall be based upon the amounts set forth on the Benefit Schedule only under the circumstances set forth in Section 2.1(c). If the actual Benefits payable to a Member under the provisions of the Plan exceeds the amount set forth on the Benefit Schedule which is paid pursuant to Section 2.1(c), the Company shall be liable for payment of the remaining portion of such Benefits.

              (f) Trust provisions to the contrary notwithstanding, the Company shall have the right at any time, and from time to time, in its sole discretion, to substitute marketable securities of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

       2.2 ADDITIONAL GENERAL DUTIES OF TRUSTEE. The Trustee shall manage, invest and reinvest the Trust Fund as the Trustee may determine in the exercise of its fiduciary duties hereunder, consistent with the provisions of Article
III. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as hereinafter provided.

                                  ARTICLE III

           INVESTMENT, ADMINISTRATION AND DISBURSEMENT OF TRUST FUND

       3.1 INVESTMENT OF TRUST FUND. The following provisions shall apply with respect to investment of the Trust Fund:

              (a) At any time prior to the occurrence of a Change in Control (as such term is defined in Section 12.3), the Trustee shall invest and reinvest the assets of the Trust Fund in accordance with the written directions received from time to time by the Trustee from the Plan Administrator. Specifically, but not by way of limitation, the Plan Administrator may, in its discretion, direct the Trustee to follow the deemed investment directions of each Member or Beneficiary of a deceased Member, whether written or telephonic, with respect to a portion of the Trust Fund assets equal in value to the

       Account Balance maintained under the Plan on behalf of such individual, within parameters established by, and as agent for, the Plan Administrator;

              (b) To the extent that the Trustee is directed by the Plan Administrator, the Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Company;

              (c) To the extent that the Trustee is directed by the Plan Administrator, the Trustee may establish one or more separate investment accounts within the Trust Fund, each separate account being hereinafter referred to as an Investment Fund. Except as otherwise provided, the Trustee shall transfer to each such Investment Fund such portion of the assets of the Trust Fund as the Plan Administrator directs. The Trustee shall be under no duty to question, and shall not incur any liability on account of following, any direction of the Plan Administrator. The Trustee shall be under no duty to review the investment guidelines, objectives, and restrictions established, or the specific investment directions given by the Plan Administrator for any Investment Fund, or to make suggestions to the Plan Administrator in connection therewith. To the extent that directions from the Plan Administrator to the Trustee represent deemed investment elections of the Members, the Trustee shall have no responsibility for such investment elections and shall incur no liability on account of investing the assets of the Trust Fund in accordance with such directions. All interest, dividends, and other income received with respect to, and any proceeds received from the sale or other disposition of securities or other property held in, an Investment Fund shall be credited to and reinvested in such Investment Fund. All expenses of the Trust Fund which are allocable to a particular Investment Fund shall be so allocated and charged. The Plan Administrator may direct the Trustee to eliminate an Investment Fund or Funds, and the Trustee shall thereupon dispose of the assets of such Investment Fund and reinvest the proceeds thereof in accordance with the directions of the Plan Administrator; and

              (d) From and after the occurrence of a Change in Control, or if the Plan Administrator fails to provide the Trustee with such written directions, the Trustee shall have, with respect to the Trust Fund, power in its discretion to invest and reinvest such assets in (i) common and preferred stocks, bonds, notes and debentures (including convertible stocks and securities but not including any stock, debt instruments, or other securities of the Company, the Trustee or their affiliates) which are readily marketable and listed on a United States national securities exchange or the NASDAQ national market, (ii) interest-bearing deposit accounts or certificates of deposit maturing within one year after acquisition thereof, entered into or issued by a United States national or state bank or trust company having capital, surplus and undivided profits, at the holding company level, of at least $75 million, (iii) direct obligations of, and obligations fully guaranteed by, the United States of America or any agency of the United States of America which is backed by the full faith and credit of the United States of America (so long as such obligations shall mature within one year after acquisition thereof), (iv) any common, collective or commingled fund, including a fund maintained by the Trustee, established and maintained primarily for the purpose of investing and reinvesting in assets of the type described in (i), (ii) and (iii) above, and (v) insurance contracts issued by one or more insurance companies. Further, notwithstanding the provisions of the preceding sentence, after the occurrence of a Change in Control or in the event the Plan Administrator fails to provide the Trustee with written directions pursuant to the first sentence of this Section, the Trustee shall have the power in its discretion to retain, maintain, continue, sell, or take any other actions relative to any assets then held in the Trust Fund (including, without limitation, to take actions in accordance with deemed investment directions obtained directly from a Member or Beneficiary of a deceased Member with respect to a portion of the Trust Fund assets equal in value to the Account Balance maintained under the Plan on behalf of such individual).

       3.2 VALUATION OF TRUST FUND. As soon as practicable after the Company's fiscal year end and as of such other dates as may be specified by the Company or the Plan Administrator, the Trustee shall report to the Company and the Plan Administrator the assets held in the Trust Fund as of such day and shall determine and include in such report the fair market value as of such day of each such asset. In determining such fair market values, the Trustee shall use such market quotations and other information as are available to it and may in its discretion be appropriate. The report of any such valuation shall not constitute a representation by the Trustee that the amounts reported as fair market values would actually be realized upon the liquidation of the Trust Fund. The Trustee shall not be accountable to the Company or to any other person on the basis of any such valuation, but its accountability shall be in accordance with the provisions of Article IV hereof.

       3.3 ADDITIONAL INVESTMENT POWERS OF TRUSTEE. Subject to the provisions of Sections 3.1, 3.6 and 9.2 hereof, the Trustee shall have, with respect to the Trust Fund, the power in its discretion:

              (a)    To retain any property at any time received by it;

              (b) To sell, exchange, convey, transfer or dispose of, and to grant options for the purchase or exchange with respect to, any property at any time held by it;

              (c) To register and carry any securities or any other property in the name of the Trustee, or in the name of the nominee of the Trustee (or to hold any such property unregistered) without increasing or decreasing the fiduciary liability of the Trustee, and to exercise any option, right or privilege to convert any convertible securities, including shares or fractional shares of the Trustee so long as the conversion privilege is offered pro rata to all shareholders;

              (d) To cause any securities to be held in book-entry or in bearer form;

              (e) To hold uninvested, without liability for interest thereon, any moneys received by it until the same shall be invested or disbursed; and

              (f) To hold property for investment that may be unproductive of income.

       3.4 ADMINISTRATIVE POWERS OF TRUSTEE. The Trustee shall have the power in its discretion:

              (a) To exercise all voting rights with respect to the shares of stock held in the Trust Fund and to grant proxies, discretionary or otherwise; provided, however, voting rights with respect to stock issued by the Company or its affiliates shall be exercised by the Plan Administrator prior to the occurrence of a Change in Control;

              (b) To cause any shares of stock to be registered and held in the name of one or more of its nominees, or one or more nominees of any system for the central handling of securities, without increase or decrease of liability;

              (c) To collect and receive any and all money and other property due to the Trust Fund and to give full discharge therefor;

              (d) Subject to the provisions of Section 3.6 hereof: to settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trustee; to commence or defend suits or legal proceedings to protect any interest of the Trust; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal;

              (e) To organize under the laws of any state a corporation or limited liability company for the purpose of acquiring and holding title to any property which it is authorized to acquire under this Trust Agreement and to exercise with respect thereto any or all of the powers set forth in this Trust Agreement;

              (f) To determine how all receipts and disbursements shall be credited, charged or apportioned as between income and principal;

              (g) To determine the amount and time of Benefit payments in accordance with directions from the Plan Administrator or its delegates and in compliance with the provisions of Section 3.6;

              (h) To employ and compensate such attorneys, counsel, brokers or other agents or employees and to delegate to them such of the duties, rights and powers of the Trustee as may be deemed advisable in handling and administering the Trust; and

              (i) Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust Fund.

       3.5 DEALINGS WITH TRUSTEE. Persons dealing with the Trustee shall be under no obligation to see to the proper application of any money paid or property delivered to the Trustee or to inquire into the Trustee's authority as to any transaction.

       3.6    DISTRIBUTIONS FROM TRUST FUND.

              (a)    Except as set forth in Section 3.6(c), Section 3.6(d),
Section 9.2 and Article X hereof, distributions from the Trust Fund shall be made by the Trustee to the Members and Beneficiaries at the times and in the amounts set forth in the Plan and, to the maximum extent permitted by applicable law, the Trustee shall be fully protected in so doing. Any amounts so paid shall be reduced by the amount of any federal, state, or local income or other taxes that may be required by law to be withheld or paid by the Trustee and the Trustee shall withhold, pay and report such amounts to the appropriate governmental authorities; provided, that the Company shall withhold, pay and report any FICA, or FUTA or other applicable taxes; and, provided, further, that the Company, the Plan Administrator, the Members, and the Beneficiaries shall provide the Trustee with all of the information necessary for the Trustee to determine the amount of such taxes required to be withheld or paid by the Trustee and the Trustee shall be fully protected in relying upon such information. Notwithstanding any provision of this Trust Agreement to the contrary, the Company shall be obligated to pay the Benefits. To the extent that the Trust Fund is not sufficient to pay any Benefit when due, the Company shall pay such Benefit directly. In the event Benefits are due to more than one Member or Beneficiary on the same date and the Trust Fund is not sufficient to pay all such Benefits, the Trust Fund shall be applied pro rata among such Members and Beneficiaries on the basis of the Benefits due to be paid such individuals on such date, as determined by the Plan Administrator or its delegates. Nothing in this Trust Agreement shall relieve the Company of its liabilities to pay Benefits except to the extent such liabilities are met by application of Trust Fund assets.

              (b) Prior to the occurrence of a Change in Control, the Plan Administrator shall direct the Trustee in writing as to the time and amount of Benefits to be distributed to the Members and Beneficiaries. From and after the occurrence of a Change in Control, a Member or Beneficiary who believes that he or she is entitled to Benefits may apply in writing directly to the Trustee for payment of such Benefits. Such application shall advise the Trustee of the circumstances which entitle such Member or Beneficiary to payment of such Benefits. The Trustee shall, in such case, reach its own independent determination as to the Member's or Beneficiary's entitlement to Benefits, even though the Trustee may be informed from another source (including the Company or the Plan Administrator) that payments are not due under the Plan. If the Trustee so desires, it may, in its sole discretion, make such additional inquiries and/or take such additional measures as it deems necessary in order to enable it to determine whether Benefits are due and payable, including, but not limited to, interviewing appropriate persons, requesting affidavits, soliciting oral or written testimony under oath, or holding a hearing or other proceeding. After the occurrence of a Change in Control, the Trustee shall determine whether Benefits are payable as promptly as possible.

              (c) If the Net Fair Market Value of the Trust Assets (as such term is hereinafter defined) exceeds the aggregate Account Balances for all Members and Beneficiaries, the Plan Administrator may, at such time or times, direct the Trustee in writing to distribute to the Company cash held by the Trustee as part of the Trust Fund in an amount equal to the Benefits accrued under the Plan that have been forfeited under the terms of the Plan. As soon as practicable after receipt of such a direction and, if such direction is received by the Trustee after the occurrence of a Change in Control, the Trustee's independent determination that such benefits have, in fact, been forfeited in accordance with the terms of the Plan, the Trustee shall distribute such amount to the Company.

              (d) At any time and from time to time prior to the occurrence of a Change in Control, the Company may apply in writing to the Trustee for a distribution by the Trustee to the Company of assets held by the Trustee as part of the Trust Fund ("TRUST ASSETS") in an amount (the "REFUND AMOUNT") equal to or less than the difference, if any, between (i) the Net Fair Market Value of the Trust Assets (as such term is hereinafter defined) as of the last day of the month coincident with or immediately preceding the date of such application, and (ii) 105% of the aggregate Account Balances for all Members and Beneficiaries as of such date. Such application shall advise the Trustee of the manner in which the Refund Amount was calculated. Upon the receipt of such an application from the Company, the Trustee shall reach its own independent determination as to the Company's entitlement to the Refund Amount, even though the Trustee may be informed from another source (including a Member) that the Company is not entitled to the Refund Amount. If the Trustee so desires, it may, in its sole discretion, make such additional inquiries and/or take such additional measures as it deems necessary in order to enable it to determine whether the Company is entitled to the Refund Amount, including, but not limited to, interviewing appropriate persons, requesting affidavits, soliciting oral or written testimony under oath, or engaging such independent third parties as the Trustee may deem necessary to assist in making such determination. The Trustee shall determine whether the Company is entitled to all or any portion of the Refund Amount as promptly as possible.
If the Trustee determines that the Company is entitled to all or any portion of the Refund Amount, then the Trustee shall distribute such amount to the Company in cash or in kind as determined by the Trustee in its sole discretion. As used herein, the term "NET FAIR MARKET VALUE OF THE TRUST ASSETS" shall mean the fair market value of the Trust Assets, as determined by the Trustee in its sole discretion, reduced by all liabilities of the Trust, whether or not such liabilities are secured by any or all of the Trust Assets, other than liabilities to Members or Beneficiaries under the Plan. In determining such fair market value, the Trustee shall use such market quotations and other information as are available to it and may in its discretion be appropriate; provided, however, that the fair market value of any life insurance contract which constitutes a portion of the Trust Assets shall be its net cash surrender value. The determination of the Net Fair Market Value of the Trust Assets by the Trustee shall not constitute a representation by the

Trustee that the amounts reported as fair market values would actually be realized upon the liquidation of the Trust Assets. The Trustee shall not be accountable to the Company or to any other person, including the Members or Beneficiaries, on the basis of any such valuation except as otherwise provided in this Trust Agreement.

              (e) The Trustee shall not itself commence any legal action, whether in the nature of an interpleader action, request for declaratory judgment or otherwise, requesting a court to make a determination under Section 3.6(a), (b), (c) or (d) hereof in the Trustee's stead without first using its best efforts to make such determination.

              (f) Notwithstanding any other provision of this Trust Agreement, if any amounts held in the Trust are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income of a Member or Beneficiary prior to payment of such amounts from the Trust, the Trustee shall, as soon as practicable, pay such amounts to such Member or Beneficiary, as applicable, (but not in excess of such Member's or Beneficiary's Vested Interest in his Account Balance at the time of such payment). For purposes of this Section 3.6, the Trustee shall be entitled to rely on an affidavit by a Member or Beneficiary, as applicable, and a copy of the determination to the effect that a determination described in the preceding sentence has occurred.

                                   ARTICLE IV

                             SETTLEMENT OF ACCOUNTS

       The Trustee shall keep full accounts of all of its receipts and disbursements. Its books and records with respect to the Trust Fund shall be open to inspection by the Company, any Member or any Beneficiary of a deceased Member or their representatives at all times during business hours of the Trustee. Within sixty days after the Company's fiscal year end, or any termination of the duties of the Trustee, the Trustee shall prepare, sign and mail to the Company and the Plan Administrator an account of its acts and transactions as Trustee hereunder. If, within sixty days after the mailing of the account or any amended account, the Company and the Plan Administrator have not filed with the Trustee notice of any objection to any act or transaction of the Trustee, the account or amended account shall become an account stated. If any objection has been filed, and if the objecting party is satisfied that it should be withdrawn or if the account is adjusted to the objecting party's satisfaction, the objecting party shall in writing filed with the Trustee signify its approval of the account and it shall become an account stated.
When an account becomes an account stated, such account shall be finally settled, and the Trustee shall be completely discharged and released, as if such account had been settled and allowed by a judgment or decree of a state or federal court of competent jurisdiction in an action or proceeding in which the Trustee, the Company and the Plan Administrator were parties. The Trustee, the Company or the Plan Administrator shall have the right to apply at any time to a state or federal court of competent jurisdiction for judicial settlement of any account of the Trustee not previously settled as hereinabove provided. In any such action or proceeding it shall be necessary to join as parties the Trustee, the Company and the Plan Administrator and any judgment or decree entered therein shall be conclusive upon all such parties.

                                   ARTICLE V

                  TAXES, EXPENSES AND COMPENSATION OF TRUSTEE

       5.1 TAXES. The Company agrees that all income, deductions and credits of the Trust Fund belong to it as owner for income tax purposes and will be included on the Company's income tax returns. The Company shall from time to time pay taxes (references in this Trust Agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes levied or assessed upon the Trust Fund are not paid by the Company or contested by the Company pursuant to the last sentence of this Section 5.1, the Trustee shall pay such taxes out of the Trust Fund and the Company shall upon demand by the Trustee deposit into the Trust Fund an amount equal to the amount paid from the Trust Fund to satisfy such tax liability. If requested by the Company, the Trustee shall, at Company expense, contest the validity of such taxes in any manner deemed appropriate by the Company or its counsel, but only if it has received an indemnity bond or other security satisfactory to it to pay any expenses of such contest. Alternatively, the Company may itself contest the validity of any such taxes, but any such contest shall not affect the Company's obligation to reimburse the Trust Fund for taxes paid from the Trust Fund.

       5.2 EXPENSES AND COMPENSATION. The Trustee shall be paid compensation by the Company as the Company and the Trustee may from time to time agree. The Trustee shall be reimbursed by the Company for its reasonable expenses of management and administration of the Trust, including reasonable compensation of counsel and any agent engaged by the Trustee to assist it in such management and administration. In the event that the Company shall fail or refuse to pay such compensation or make such reimbursement within sixty days of demand, the Trustee may satisfy such obligations out of the assets of the Trust Fund; in that event, the Company shall immediately upon demand by the Trustee deposit into the Trust Fund a sum equal to the amount paid by the Trust Fund for such fees and expenses.

                                   ARTICLE VI

                           FOR PROTECTION OF TRUSTEE

       6.1 COMMUNICATIONS WITH THE COMPANY, THE PLAN ADMINISTRATOR AND THE MEMBERS.

              (a) The Company shall certify to the Trustee the name or names of any person or persons authorized to act for the Company and for the Plan Administrator. Such certification shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary of the Company. Until the Company notifies the Trustee, in a similarly signed notice, that any such person is no longer authorized to act for the Company or for the Plan Administrator, as applicable, the Trustee may continue to rely upon the authority of such person.

              (b) The Trustee may rely upon any certificate, notice or direction of the Company or the Plan Administrator which the Trustee reasonably believes to have been signed by a duly authorized officer or agent of the Company or the Plan Administrator, as applicable.

              (c) Communications to the Trustee shall be sent in writing to its principal address, Attention: Legal Department, or to such other address as the Trustee may specify. No communication shall be binding upon the Trust Fund or the Trustee until it is received by the Trustee and unless it is in writing and signed by an authorized person.

              (d) Communications to the Company shall be sent in writing to the Company at 5151 San Felipe, Suite 1600, Houston, Texas 77056, Attention:
General Counsel, or to such other address as the Company may specify in writing to the Trustee. Communications to the Plan Administrator shall be sent in writing to the Company's address, Attention: Chief Administrative Officer. Communications to a Member or Beneficiary shall be sent in writing to the address of such person as stated on the Benefit Schedule, or to such other address as such person may specify in writing to the Trustee. No communication shall be binding upon the Company, the Plan Administrator, or a Member or Beneficiary until it is received by such person.

       6.2 ADVICE OF COUNSEL. The Trustee may consult with any legal counsel with respect to the construction of this Trust Agreement, its duties hereunder or any act which it proposes to take or omit, and shall not be liable for any action taken or omitted in good faith pursuant to such advice.
Expenses of such counsel shall be deemed to be expenses of management and administration of the Trust within the meaning of Section 5.2 hereof.

       6.3    FIDUCIARY RESPONSIBILITY.

              (a) The Trustee shall discharge its duties under this Trust Agreement in effectuating the Plan in a manner consistent with the objectives of this Trust Agreement and the Plan. The Trustee shall not be liable for any loss sustained by the Trust Fund by reason of the purchase, retention, sale or exchange of any investment in good faith and in accordance with the provisions of this Trust Agreement. The Trustee shall have no responsibility or liability for any failure of the Company to make contributions to the Trust Fund or for any insufficiency of assets in the Trust Fund to pay Benefits when due. The Trustee shall not be liable hereunder for any act taken or omitted to be taken in good faith, except for its own negligence or misconduct.

              (b) The Trustee shall not be responsible for any act or failure to act of another fiduciary except to the extent otherwise provided by law.

              (c) No bond shall be required of the Trustee unless otherwise required by law.

              (d) The Trustee shall have no responsibility to negotiate any insurance contracts respecting the Plan and Trust, nor shall the Trustee have any responsibility to conduct any due diligence as to such insurance contracts.

              (e) The Trustee's duties and obligations shall be limited to those expressly imposed upon it by this Trust Agreement.

              (f) The Company at any time may employ as agent (to perform any act, keep any records or accounts, or make any computations required of the Company or the Plan Administrator by this Trust Agreement or the Plan) the individual, corporation or association serving as Trustee hereunder. Nothing done by said individual, corporation or association as such agent shall affect its responsibilities or liability as Trustee hereunder.

                                  ARTICLE VII

                              INDEMNITY OF TRUSTEE

       The Company hereby indemnifies and holds the Trustee harmless from and against any and all losses, damages, costs, expenses or liabilities (herein, "LIABILITIES"), including reasonable attorneys' fees and other costs of litigation, to which the Trustee may become subject pursuant to, arising out of, occasioned by, incurred in connection with or in any way associated with this Trust Agreement, including the acts or omissions of other fiduciaries, except for any act or omission constituting negligence or misconduct of the Trustee. If one or more Liabilities shall arise, or if the Company fails to indemnify the Trustee as provided herein, or both, then the Trustee may engage counsel of the Trustee's choice, but at the Company's expense, either to conduct the defense against such Liabilities or to conduct such actions as may be necessary to obtain the indemnity provided for herein, or to take both such actions. The Trustee shall notify the Company within fifteen days after the Trustee has so engaged counsel of the name and address of such counsel. If the Trustee shall be entitled to indemnification by the Company pursuant to this
Article VII and the Company shall not provide such indemnification upon demand, the Trustee may apply assets of the Trust Fund in full satisfaction of the obligations for indemnity by the Company, and any legal proceeding by the Trustee against the Company for such indemnification shall be on behalf of the Trust.

                                  ARTICLE VIII

                       RESIGNATION AND REMOVAL OF TRUSTEE

       8.1 RESIGNATION OF TRUSTEE. The Trustee may resign upon sixty days' prior written notice to the Board of Directors of Allwaste, Inc. (the "BOARD"), the Plan Administrator, each Member and each Beneficiary of a deceased Member, except that any such resignation shall not be effective until the Board have appointed in writing a successor trustee, which must be a bank, trust company, or an individual, and such successor has accepted the appointment in writing; provided, however, that if such appointment is to become effective at any time after the occurrence of a Change in Control, then the consent of a majority of the Members to the appointment of such successor trustee must be obtained. For all purposes of this Trust Agreement where the consent of a majority of the Members is required, the determination of majority consent shall be based upon receiving the consent of any combination of Members whose sum of Account Balances as of the time of determination is greater than fifty percent of the sum of Account Balances for all Members at such time, rather than upon receiving the consent of a majority of the number of Members. For purposes of this determination, Beneficiaries of deceased Members shall be considered Members. The Board shall make a good faith effort, following receipt of notice of resignation from the Trustee, to find and appoint a successor Trustee who will adhere to the obligations imposed on such successor under the terms of this Trust Agreement, and in particular, but without limitation, the obligation to exercise judgment independent of the Company in the circumstances described in Section 3.6 hereof. The appointment of a successor trustee shall also be conditioned upon obtaining from such successor a written statement that the successor has read the Trust Agreement and understands its obligations thereunder. If the consent of a majority of the Members is required for the appointment of a successor Trustee, then the Trustee shall be responsible for securing such Member consents in a timely fashion and, unless ordered by a court of competent jurisdiction, shall not reveal to the Board, the Plan Administrator or any other person any information concerning such consents, except whether the required majority has been achieved. Any notice sent to Members by the Trustee canvassing the Members as to their consent to a successor trustee, shall include the name and address of the proposed successor trustee. Any consent of a Member required under this Section 8.1 shall be deemed given if no written objection is received by the Trustee from such Member within fourteen days after request for such consent is sent postpaid by United States registered or certified mail with return receipt requested to such Member. Provisions of the Trust Agreement to the contrary notwithstanding, if the Trustee gives notice of resignation to the Plan Administrator and no successor Trustee has been appointed within sixty days of receipt of such written notice, the compensation of the Trustee then in effect shall increase by 50%, effective as of the lapse of such sixty-day time period.

       8.2 REMOVAL OF TRUSTEE. The Board may remove the Trustee upon sixty days' prior written notice to the Trustee, the Plan Administrator, each Member and each Beneficiary of a deceased Member, except that any such removal shall not be effective until the close of such notice period and (a) delivery by the Board to the Trustee of an instrument in writing appointing a successor trustee meeting the requirements of Section 8.1, and (b) an acceptance of such appointment in writing executed by such successor. Notwithstanding the provisions of the preceding sentence, if such appointment of a successor trustee is to become effective at any time after the occurrence of a Change in Control, then the removal of the Trustee and the appointment of a successor trustee shall not be effective until the Trustee has received the consent of a majority of the Members (as determined in accordance with the provisions of Section 8.1 hereof) to such removal and such appointment. Upon the receipt by the Trustee of a written notice of removal, the Trustee shall be responsible for securing the Member consents (if such consents are required pursuant to the preceding provisions of this Section 8.2) in a timely fashion and, unless ordered by a court of competent jurisdiction, shall not reveal to the Board, the Plan Administrator or any other person any information concerning such consents, except whether the required majority has been achieved. Any notice sent to Members by the Trustee canvassing the Members as to their consent to removal of the Trustee and the appointment of a proposed successor trustee, shall include the name and address of the proposed successor trustee. Any consent of a Member required under this Section 8.2 shall be deemed given if no written objection is received by the Trustee from such Member within fourteen days after request for such consent is sent postpaid by United States registered or certified mail with return receipt requested to such Member.

       8.3 SUCCESSOR TRUSTEE. All of the provisions set forth herein with respect to the Trustee shall relate to each successor with the same force and effect as if such successor had been originally named as the Trustee hereunder.

       8.4 TRANSFER OF TRUST FUND TO SUCCESSOR. Upon the resignation or removal of the Trustee and appointment of a successor, the Trustee shall transfer and deliver the Trust Fund to such successor. Following the effective date of the appointment of the successor, the Trustee's responsibility hereunder shall be limited to managing the assets in its possession and transferring such assets to the successor, and settling its final account. Neither the Trustee nor the successor shall be liable for the acts of the other.

                                   ARTICLE IX

                DURATION AND TERMINATION OF TRUST AND AMENDMENT

       9.1 DURATION AND TERMINATION. The Trust is hereby declared to be irrevocable and shall continue until (a) all payments required by Section 3.6 have been made or (b) until the Trust Fund contains no assets and retains no claims to recover assets from the Company or any other person or entity, whichever shall first occur. Notwithstanding the preceding provisions of this
Section 9.1, unless earlier terminated, the Trust shall terminate twenty-one
(21) years after the death of the last to die of all of the Members and their issue living on the date of execution of this Trust Agreement; provided, however, that if at that time the Trust may be continued in force without violating the rule against perpetuities or any other law of the State of Texas, then the Trust shall remain in effect until otherwise terminated as provided hereunder.

       9.2 DISTRIBUTION UPON TERMINATION. If this Trust terminates under the provisions of Section 9.1, the Trustee shall liquidate the Trust Fund and, after its final account has been settled as provided in Article IV, shall distribute to the Company the net balance of any assets of the Trust remaining after all expenses have been paid and all Benefits, whether or not due and payable under the terms of the Plan on the date of such termination, have been paid to the Members and Beneficiaries. Upon making such distribution, the Trustee shall be relieved from all further liability. The powers of the Trustee hereunder shall continue so long as any assets of the Trust Fund remain in its hands.

       9.3 AMENDMENT. The Board may from time to time amend, in whole or in part, any or all of the provisions of this Trust Agreement; provided, however, that (a) no amendment will be made to this Trust Agreement or the Plan which will cause this Trust Agreement, the Plan or the assets of the Trust Fund to be governed by or subject to Part 2, 3 or 4 of Title I of ERISA, (b) no such amendment shall adversely affect any Benefits to the date of such amendment in respect of any Member or Beneficiary or the amount of assets of the Trust Fund available to pay such Benefits, (c) no such amendment shall purport to alter the irrevocable character of the Trust established under this Trust Agreement,
(d) no such amendment shall increase the duties or responsibilities of the Trustee unless the Trustee consents thereto in writing, and (e) after the occurrence of a Change in Control, no amendment will be made to this Trust Agreement without the consent of a majority of the Members (as determined pursuant to the provisions of Section 8.1 hereof). Upon receipt of a request from the Board for an amendment which requires the consent of a majority of the Members, the Trustee shall be responsible for securing Member consents in a timely fashion, and unless ordered by a court of competent jurisdiction, shall not reveal to the Board, the Plan Administrator or any other person any information concerning such consents, except whether the required majority has been achieved. Any consent of a Member required under this Section 9.3 shall be deemed given if no written objection is received by the Trustee from such Member within fourteen days after request for such consent is sent postpaid by United States registered or certified mail with return receipt requested to such Member. This Trust Agreement may be amended, to the extent permitted in this Section 9.3, by an instrument in writing executed on behalf of Allwaste, Inc. by its authorized representatives, consents to which instrument have been obtained from the required majority of Members if such consents are required.

                                   ARTICLE X

                         CLAIMS OF COMPANY'S CREDITORS

       10.1 INSOLVENCY OF COMPANY. As used in this Article X, the Company shall be deemed to be "INSOLVENT" if (a) the Company is unable to pay its debts as they come due, or (b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute). In the event that the Company shall be deemed Insolvent, the assets of the Trust Fund shall be held for the benefit of the general creditors of the Company (hereinafter referred to as "BANKRUPTCY CREDITORS").

       10.2   TRUSTEE'S RESPONSIBILITIES IF COMPANY MAY BE INSOLVENT.

              (a) If at any time the Company or a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall within thirty days independently determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue any payment of Benefits under the Plan and this Trust Agreement and shall hold the Trust Fund for the benefit of Bankruptcy Creditors. As a condition of being a Member of the Plan and this Trust Agreement, each Member hereby waives his priority credit position, if any, under applicable state law. The Trustee shall resume payments of Benefits under the Plan and this Trust Agreement in accordance with Section 3.6 hereof only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, if the Trustee initially determined the Company to be Insolvent) or upon receipt of an order of a court of competent jurisdiction requiring such payments. The Company, by its Chief Executive Officer and its Board, shall further be obligated to give the Trustee prompt notice in writing in the event that the Company becomes Insolvent, with the same consequences as provided in the preceding two sentences. In determining whether the Company is Insolvent, the Trustee may rely conclusively upon, and shall be protected in relying upon, court records showing that the Company is Insolvent, or a current report or statement from a nationally recognized credit reporting agency showing that the Company is Insolvent. For purposes of this Trust Agreement, knowledge and information concerning the Company which is not in the possession of the Trustee, or its employees, shall not be imputed to the Trustee. The Trustee shall have no duty or obligation to ascertain whether the Company is Insolvent unless and until it receives a writing that the Company is Insolvent as described in the first or third sentence of this Section 10.2(a).

              (b) If the Trustee determines that the Company is Insolvent, the Trustee shall hold the assets of the Trust Fund for the benefit of the Bankruptcy Creditors, and shall disburse the assets of the Trust Fund to satisfy such claims as a court of competent jurisdiction shall direct.

              (c) If the Trustee discontinues payment of Benefits pursuant to Section 10.2(a) and subsequently resumes such payments, the first payment to a Member or Beneficiary following such discontinuance shall include an aggregate amount equal to the difference between the payments that would have been made to such Member or Beneficiary, as applicable, under this Trust Agreement but for this Section 10.2 and the aggregate payments actually made to such Member or Beneficiary, as applicable, by the Company pursuant to the Plan during any such period of discontinuance. In the event that upon resumption of payments pursuant to the preceding sentence, the assets of the Trust Fund are insufficient to pay Benefits in full, Benefit payments to the affected Members and Beneficiaries shall be prorated so as to equitably apportion the assets of the Trust Fund among all affected Members and Beneficiaries in proportion to their Benefits.

       10.3 TRUST RECOVERY OF PAYMENTS TO CREDITORS. In the event that at any time an amount is paid from the Trust Fund to Bankruptcy Creditors of the Company, the Trustee shall demand that the Company deposit into the Trust Fund a sum equal to the amount paid by the Trust Fund to such Bankruptcy Creditors and, if such payment is not made within ninety days of such demand, the Trustee shall take such action as it deems prudent or advisable to recover payment.

                                   ARTICLE XI

                               ADOPTING ENTITIES

       It is contemplated that other corporations, associations, partnerships or proprietorships that have adopted the Plan may adopt this Trust Agreement and thereby become the Company. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or of the Board. The provisions of the Trust Agreement shall apply separately and equally to each Company and its Members and their Beneficiaries in the same manner as is expressly provided for Allwaste, Inc. and its Members and their Beneficiaries, except that (a) the power to appoint or otherwise affect the Trustee and the power to amend the Trust Agreement shall be exercised by the Board alone, and (b) the determination of whether a Change in Control has occurred shall be based solely on Allwaste, Inc.

                                  ARTICLE XII

                                 MISCELLANEOUS

       12.1 LAWS OF THE STATE OF TEXAS TO GOVERN. This Trust Agreement and the Trust hereby created shall be construed and regulated by the laws of the State of Texas.

       12.2 TITLES AND HEADINGS NOT TO CONTROL. The titles to Articles and headings of Sections in this Trust Agreement are placed herein for convenience of reference only and, in case of any conflict, the text of this Trust Agreement, rather than such titles or headings, shall control.

       12.3 CHANGE IN CONTROL. As used in this Trust Agreement, the term "CHANGE IN CONTROL" shall mean the occurrence of one or more of the following events:

              (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) (a "PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of Common Stock of Allwaste, Inc. (the "OUTSTANDING COMPANY

       COMMON STOCK") or (2) the combined voting power of the then outstanding voting securities of Allwaste, Inc. entitled to vote generally in the election of directors (the "OUTSTANDING COMPANY VOTING SECURITIES"); provided, however,that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Allwaste, Inc. (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by Allwaste, Inc., (iii) any acquisition by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by Allwaste, Inc. or any corporation controlled by Allwaste, Inc., or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subsection (c) below are satisfied; or

              (b) Individuals who, as of the date hereof, constitute the entire Board of Directors of Allwaste, Inc. (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board of Directors of Allwaste, Inc.; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Allwaste, Inc.'s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
       Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Allwaste, Inc. or (2) a plan or agreement to replace a majority of the members of the Board of Directors of Allwaste, Inc. then comprising the Incumbent Board; or

              (c) Approval by the stockholders of Allwaste, Inc. of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns Allwaste, Inc. through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding Allwaste, Inc., any employee benefit plan(s) (or related trust(s)) of Allwaste, Inc. and/or its subsidiaries or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

              (d) Approval by the stockholders of Allwaste, Inc. of (1) a complete liquidation or dissolution of Allwaste, Inc. or (2) the sale or other disposition of all or substantially all of the assets of Allwaste, Inc., other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entitles who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding Allwaste, Inc. and any employee benefit plan (or related trust) of Allwaste, Inc. and/or its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 30% or more of the Outstanding Company Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and
       (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of Allwaste, Inc. providing for such sale or other disposition of assets of Allwaste, Inc.

       Allwaste, Inc., by its Chief Executive Officer and its Board, shall be obligated to give the Trustee prompt notice in writing of the occurrence of a Change in Control. In the event the Trustee receives such a notice or if at any time a Member or a Beneficiary of a deceased Member alleges in writing to the Trustee that a Change in Control has occurred, the Trustee shall within thirty days independently determine whether a Change in Control has occurred and, pending such determination, the Trustee shall assume that a Change in Control has occurred for all purposes of this Trust Agreement and the Plan.
The Trustee shall have no duty or obligation to ascertain whether a Change in Control has occurred unless it receives a written notice as described in either of the preceding two sentences. In determining whether a Change in Control has occurred, the Trustee may, in its sole discretion, make such additional inquiries and/or take such additional measures as it deems necessary, including, but not limited to, interviewing appropriate persons, requesting affidavits, soliciting oral or written testimony under oath, or engaging such independent third parties as the Trustee may deem necessary to assist in making such determination. Notwithstanding the foregoing, if at any time Allwaste, Inc. notifies the Trustee in writing that the Trustee should interpret this Trust Agreement and the Plan as if a Change in Control had occurred, then for all purposes of this Trust Agreement and the Plan, the Trustee shall so interpret this Trust Agreement and the Plan. Once the notice described in the preceding sentence is received by the Trustee, it may not be rescinded by Allwaste, Inc.

       12.4 SUCCESSORS AND ASSIGNS. This Trust Agreement may not be assigned by either party without the prior written consent of the other, and any purported assignment without such prior written consent shall be null and void. This Trust Agreement shall be binding upon the successors and permitted assigns of each party hereto.

       12.5 CONTROLLING DOCUMENT. Should an inconsistency or conflict exist between the specific terms of this Trust Agreement and those of the Plan, then the relevant terms of this Trust Agreement shall govern and control.

       IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be executed as of the day and year first above written.


                                      ALLWASTE, INC.

                                      BY:
                                         ---------------------------------------
                                         NAME:
                                                --------------------------------
                                         TITLE:
                                                --------------------------------


                                       TEXAS COMMERCE BANK, NATIONAL
                                          ASSOCIATION, TRUSTEE



                                      BY:
                                         ---------------------------------------
                                         NAME:
                                                --------------------------------
                                         TITLE:
                                                --------------------------------





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